Exhibit 5.1

Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067-3026 Tel 310.552.8500 www.gibsondunn.com

March 24, 2022

89bio, Inc.

142 Sansome Street, Second Floor

San Francisco, CA 94104

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of 89bio, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,015,860 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”). The Shares are to be issued under the Amended and Restated 89bio, Inc. 2019 Equity Incentive Plan and the 89bio, Inc. 2019 Employee Stock Purchase Plan (collectively, the “Plans”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies, of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and sold against payment therefor as set forth in the Plans, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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